Exhibit (b)(1)

THE BANK OF NOVA SCOTIA

One Liberty Plaza
New York, NY 10006

CONFIDENTIAL

December 21, 2004

Stile Acquisition Corp.
c/o Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street, Suite 4200
New York, New York 10019

Attention: Scott Nuttall

Project Balboa
Commitment Letter

Ladies and Gentlemen:

     You have advised The Bank of Nova Scotia (the “Lead Arranger”) that Stile Acquisition Corp. (“Newco”), formed at the direction of Kohlberg Kravis Roberts & Co. L.P. and/or its affiliates (collectively, the “Sponsor”), intends to acquire (the “Acquisition”) all of the capital stock of a company previously identified to us (the “Company”), and to consummate the other Transactions described herein (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Senior Facilities Term Sheet”)).

     You have further advised us that, in connection therewith, it is intended that the financing for the Transactions will include (a) the senior secured credit facilities (the “Senior Facilities”) described in the Senior Facilities Term Sheet, in an aggregate principal amount of up to $1,500,000,000, and (b) either (i) up to $850,000,000 in aggregate principal amount of senior subordinated notes (the “Senior Subordinated Notes”) in a public offering or in a Rule 144A or other private placement or (ii) if the Senior Subordinated Notes are not issued on or prior to the Closing Date, up to $850,000,000 of senior subordinated increasing rate loans (the “Bridge Loans”) under the senior subordinated credit facility (the “Bridge Facility”) described in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Bridge Term Sheet” and, together with the Senior Facilities Term Sheet, the “Term Sheets”). The Senior Facilities and the Bridge Facility are collectively referred to herein as the “Facilities”.

     In connection with the foregoing, the Lead Arranger is pleased to advise you of its commitment to provide the entire amount of the Facilities upon the terms and subject to the conditions set forth or referred to in this commitment letter (including the Term Sheets and other attachments hereto, this “Commitment Letter”).

     You hereby appoint the Lead Arranger to act, and the Lead Arranger hereby agrees to act, as sole and exclusive administrative agent, and as bookrunner and lead arranger for the Facilities. The Lead Arranger, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that, subject to the proviso below, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree; provided that it is agreed that additional joint bookrunners and joint lead arrangers reasonably satisfactory to us may be appointed by you, with allocations of economics and titles to be mutually agreed by us and you.

     We reserve the right, prior to or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of our commitments hereunder to a group of financial institutions (together with the Lead Arranger, the “Lenders”) identified by us in consultation with you and reasonably acceptable to us and you (your consent not to be unreasonably withheld or delayed). Without limiting your obligations to assist with syndication efforts as set forth below, it is understood that the Lead Arranger’s commitments hereunder are not subject to syndication of the Facilities. We intend to commence syndication efforts promptly upon the execution of this Commitment Letter and as part of our syndication efforts, it is our intent to have Lenders commit to the Facilities prior to the Closing Date. You agree actively to assist us in completing a timely syndication that is reasonably satisfactory to us and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsor and the Company, (b) direct contact between senior management, employees, representatives and advisors of you, the Sponsor and the Company and the proposed Lenders at times mutually agreed upon, (c) assistance by you, the Sponsor and the Company in the preparation of a customary Confidential Information Memorandum for the Facilities and other marketing materials to be used in connection with the syndications, (d) prior to the launch of the syndications, the obtaining of ratings for each of the Facilities and the Senior Subordinated Notes from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and (e) the hosting, with the Lead Arranger, of one or more meetings of prospective Lenders at times mutually agreed upon.

     The Lead Arranger will, in consultation with you, manage all aspects of any syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arranger in its syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Sponsor and the Company to provide) to the Lead Arranger all customary information with respect to you, the Company and each of your and its respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (including financial estimates, forecasts and other forward-looking information, the “Projections”), as we may reasonably request. You hereby represent and covenant that (a) to the best of your knowledge, all written information and written data other than the Projections and information of a general economic or general industry nature (the “Information”) that has been or will be made available to the Lead Arranger by you, the Company, the Sponsor or any of your and their respective representatives, taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Lead Arranger by you, the Company, the Sponsor or any of your and their respective representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time the related Projections are made available to the Lead Arranger. You agree that if at any time prior to the closing of the Facilities any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct under those circumstances. In arranging and syndicating the Facilities, the Lead Arranger will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

     As consideration for the commitments of the Lead Arranger hereunder and our agreement to perform the services described herein, you agree to pay to us the fees set forth in this Commitment Letter and in the fee letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter.

     The commitments of the Lead Arranger hereunder and our agreement to perform the services described herein are subject to (a) there not having occurred, and our not having discovered or otherwise become aware of to the extent not disclosed to us prior to the date hereof any change or condition that would constitute a “Material Adverse Change” as defined in the principal purchase agreement pursuant to which the Acquisition is to be consummated, in the form reviewed by the Lead Arranger prior to the date hereof, (the “Purchase Agreement”) (any such change or condition described in this paragraph (a) being referred to herein as a “Material Adverse Change”), (b) our satisfaction that, prior to and during the syndications of the Facilities, there shall be no competing issues of debt securities or commercial bank or other credit facilities of you, the Company or any of your or its subsidiaries being offered, placed or arranged (other than the Senior Subordinated Notes), (c) our having been afforded at least 20 days following the launch of the general syndication of the Facilities and immediately prior to the Closing Date to syndicate the Facilities, (d) your compliance with the terms of the Fee Letter, and (e) the other conditions set forth or referred to in the Term Sheets and the other exhibits hereto.

     In addition, the commitments of the Lead Arranger hereunder are subject to the negotiation, execution and delivery of definitive documentation with respect to the Facilities, in each case, reasonably satisfactory to us, which shall be consistent with the Term Sheets and customary and appropriate for transactions of this type (provided that there shall be no additional conditions precedent to the Closing Date other than those described in the Term Sheets and the other exhibits hereto). Those matters that are not covered by or made clear under the provisions of this Commitment Letter are subject to the approval and agreement of us and you; provided that such approvals and agreements shall be in a manner that is consistent with the Term Sheets and customary and appropriate for transactions of this type.

     You agree (a) to indemnify and hold harmless each of us and our respective affiliates and controlling persons and the respective officers, directors, employees, agents, members and successors and assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter (including the Term Sheets), the Fee Letter, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto, and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Person, (ii) arising from a breach of the obligations of such Indemnified Person under this Commitment Letter or (iii) arising out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person, and (b) to reimburse the Lead Arranger and each Indemnified Person from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of the Lead Arranger’s due diligence investigation, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Lead Arranger), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Fee Letter, the definitive documentation for the Facilities and any security arrangements in connection therewith (collectively, the “Expenses”); provided that you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Person or (ii) any indirect, special, punitive or consequential damages in connection with its activities related to the Facilities.

     You acknowledge that the Lead Arranger and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither the Lead Arranger nor any of its affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you in connection with the performance by us of services for other persons, and neither the Lead Arranger nor any of its affiliates will furnish any such information to other persons. You also acknowledge that neither the Lead Arranger nor any of its affiliates has any obligation to use in connection with the transactions contemplated by this

Commitment Letter, or to furnish to you, confidential information obtained by us from other persons.

     This Commitment Letter and the commitments hereunder shall not be assignable by you without the prior written consent of the Lead Arranger (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons) and is not intended to create a fiduciary relationship among the parties hereto. Any and all obligations of, and services to be provided by, the Lead Arranger hereunder (including, without limitation, its commitments) may be performed and any and all rights of the Lead Arranger hereunder may be exercised by or through any of its affiliates or branches. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of us and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, among us with respect to the Facilities and set forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

     Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance, or, prior to your acceptance hereof, this Commitment Letter and its terms or substance, or the activities of the Lead Arranger pursuant hereto or the Fee Letter shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Sponsor and to your and its officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) if the Lead Arranger consents to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the reasonable advice of your legal counsel (in which case you agree to inform us promptly thereof); provided that (i) you may disclose this Commitment Letter and the contents hereof to the Company and its officers, directors, employees, attorneys, accountants and advisors, on a confidential and need-to-know basis, and (ii) you may disclose the Commitment Letter and its contents in any prospectus or other offering memorandum relating to the Senior Subordinated Notes.

     The Lead Arranger and its affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent the Lead Arranger from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Lead Arranger, to the extent permitted by law, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over the Lead Arranger or any of its affiliates, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Lead Arranger or any of its affiliates, (d) to the extent that such information is received by the Lead Arranger from a third party that is not to the Lead Arranger’s knowledge subject to confidentiality obligations to the Borrowers, (e) to the extent that such information is independently developed by the Lead Arranger, (f) to the Lead Arranger’s affiliates and its employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (g) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) or (h) for purposes of establishing a “due diligence” defense. The Lead Arranger’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to the Facilities upon the initial funding thereunder.

     The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or our commitments hereunder; provided that your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Facilities, shall automatically terminate and be superseded by the definitive documentation relating to the Facilities upon the initial funding thereunder (or, in the case the Senior Subordinated Notes are issued on the Closing Date, upon the initial funding of the Senior Facilities only), and you shall be released from all liability in connection therewith at such time.

     We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), each of us and each other Lender is required to obtain, verify and record information that identifies the Borrowers, which information includes the name, address, tax identification number and other information regarding the Borrowers that will allow any of us or such Lender to identify the Borrowers in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lead Arranger and each Lender.

     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on December 27, 2004. Our respective commitments hereunder and agreements contained herein will expire at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the initial borrowing in respect of the Senior Facilities does not occur on or before April 30, 2005, then this Commitment Letter and the commitments and undertakings of each of us hereunder shall automatically terminate unless each of us shall, in our discretion, agree to an extension.

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     The Lead Arranger is pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours, THE BANK OF NOVA SCOTIA
By	/s/ John Hopmans
	Name:	John Hopmans
	Title:	Managing Director

Accepted and agreed to as of
the date first above written:

STILE ACQUISITION CORP.
By	/s/ Scott C. Nuttall
	Name:	Scott C. Nuttall
	Title:	Vice President